Exhibit 99.1

225 North Shore Drive
Pittsburgh, PA 15212-5861	Contact: Patrick Kane
www.eqt.com	(412) 553-7833

Equitable Resources Reports 2008 Year-End Results

PITTSBURGH, Jan. 29 / PRNewswire-FirstCall/ -- Equitable Resources, Inc. (NYSE: EQT) today announced 2008 annual earnings per diluted share (EPS) of $2.00, on net income of $255.6 million.  This compares with EPS of $2.10 on net income of $257.5 million in 2007.

2008 highlights include:

■                 Fourth quarter production growth of 19.4% versus 2007;

■                 Operating revenues of $1.6 billion, a 16% increase from the $1.4 billion recorded in 2007;

■                 Operating cash flow of $644.9 million, 161% higher than the $247.1 million reported in 2007;

■                 LOE plus production taxes of $0.87/Mcfe - one of the lowest rates in the oil and gas production business;

■                 668 gross wells drilled, 389 of which were horizontal;

■                 Attained a drill bit reserve replacement ratio of 646% at a cost of $1.05/Mcfe; and

■                 Completed the Big Sandy pipeline, Mayking corridor and Langley hydrocarbon processing plant.

Several non-operational factors should be considered when comparing 2008 and 2007 results, including a $126.1 million gain on the sale of reserves in the second quarter 2007, an $85.6 million reduction in incentive compensation expenses in 2008, and $21.0 million of expenses incurred in 2007 in connection with the terminated acquisition of The Peoples Natural Gas Company and Hope Gas, Inc.

RESULTS BY SEGMENT

Equitable Production

Equitable Production achieved the high end of its 2008 natural gas sales guidance of 84.0 Bcfe, 12% higher than 2007 sales, excluding volumes from properties sold during 2007. Fourth quarter 2008 natural gas sales totaled 23.1 Bcfe, 19.4% higher than the fourth quarter 2007, excluding volumes from properties sold.  The natural gas sales growth was primarily the result of successful implementation of horizontal air drilling technology.

The company drilled 668 gross wells during 2008.  Of these wells, 389 were horizontal wells; 357 of which were development wells targeting the Huron shale. The company was successful on 100% of the wells drilled in 2009.

Equitable Production’s operating income totaled $252.8 million for 2008, a 25% increase compared to $202.0 million reported in 2007.  Total operating revenues were $457.1 million for 2008, $92.7 million higher than last year, resulting from both a higher average well-head sales price and higher natural gas sales volumes.

Operating expenses totaled $204.4 million for 2008 compared to $162.4 million in 2007.  The $42.0 million increase in operating expenses included increases in depreciation, depletion and amortization, production taxes and lease operating expenses, all resulting from the increase in drilling activity and production, and an $8.2 million increase in exploration expense resulting from the company’s initiative to explore reserve opportunities in unproved deep zones.

Operating income for the quarter was $51.0 million, 11% lower than the $57.2 million earned in the same period last year.  Operating revenues for the quarter increased 10% year over year to $105.0 million, as a result of a 19% increase in natural gas sales volumes, partially offset by a 7% decrease in average well-head sales price.  Operating expenses for the quarter were $54.1 million, $15.8 million higher than the $38.3 million reported in 2007, and included $4.2 million of exploration expense.  Excluding the cost of these exploration activities, higher expenses were a result of the company’s ramp-up in drilling and production.

Equitable Midstream

During 2008, Equitable Midstream completed three major projects: the Big Sandy pipeline, the Mayking corridor and the Langley hydrocarbon processing plant.  These projects provide the platform for significant Production natural gas sales volume growth, starting in the 2008 fourth quarter.

Equitable Midstream’s operating income totaled $134.8 million for 2008 compared to $140.4 million for 2007, a decrease of $5.6 million.  An increase in net operating revenues of $41.4 million was more than offset by increased operating expenses of $47.1 million.

Total net operating revenues were $303.3 million for 2008 compared to the $261.9 million reported in 2007. Gathering and processing net revenues increased by 17% as a result of higher gathering rates, increased processing volumes from the Langley hydrocarbon expansion and higher natural gas liquids prices.  Transmission and storage net revenues increased by 14% driven by throughput from the Big Sandy pipeline and increased third party marketing utilizing Big Sandy pipeline capacity offset somewhat by lower seasonal price spreads.

Operating expenses for 2008 were $168.6 million compared to the $121.5 million reported in 2007.  The higher operating expenses were due to a $10.7 million charge for settlements of pension and other post-retirement benefits, in addition to increased electricity charges, labor, property tax and compressor maintenance resulting from growth in the Midstream business.  Selling, general and administrative expenses included $5.2 million in Lehman bad debt recorded in the third quarter.  The increase in depreciation, depletion and amortization resulted from the company’s investment in infrastructure.

Equitable Midstream had fourth quarter operating income of $20.5 million, a $24.2 million decrease over the $44.7 million reported for the same period last year.  Gathering and processing net revenues totaling $40.1 million, approximated last year’s total of $39.9 million.  Higher gathering rates and higher gathering and processing volumes were offset by lower natural gas liquids prices.  Transmission and storage net revenues totaling $38.0 million, were essentially the same as the fourth quarter of last year.  Big Sandy throughput revenues were offset by a reduction in commercial net revenues as a result of lower seasonal spreads.  Operating expenses for the quarter were $57.6 million, $24.6 million higher than the $33.0 million reported last year; $10.7 million of the increase was pension related, the balance of the increase was growth related, resulting in higher DD&A, electricity, labor, compressor maintenance and property tax expenses.

During the third quarter 2008, Equitable Midstream entered into a binding precedent agreement with El Paso’s Tennessee Gas Pipeline for a 15-year term, 300,000 Dth per day capacity on its 128 mile expansion project to northeast markets through Pennsylvania and New Jersey.  When completed, the project will provide Equitable with access to the consumer markets from the Gulf Coast to the Mid-Atlantic and the Northeast.

Equitable Distribution

Equitable Distribution had operating income of $59.9 million in 2008, 74% higher than the $34.5 million reported in 2007 mainly resulting from colder weather and decreased operating expenses.  Operating expenses for the year decreased from $126.1 million last year to $111.0 million, a $15.1 million decrease primarily attributable to the absence of transaction and transition planning costs related to the now terminated Peoples and Hope acquisition, partially offset by an increase in customer assistance program (CAP) expenses.  These increased CAP costs were recovered through an increase in CAP surcharge revenue.

Equitable Distribution’s fourth quarter of 2008 operating income totaled $21.7 million compared to $2.8 million for the same period last year. Total net operating revenues for the fourth quarter of 2008 were $52.3 million, 22% higher than $42.9 million in 2007, again resulting from colder weather and increased CAP revenue.  Operating expenses during the quarter decreased from $40.1 million last year to $30.6 million, a $9.5 million decrease primarily resulting from the absence of $10.5 million in transition planning costs in the fourth quarter of 2007 in anticipation of the Peoples and Hope acquisition.

In November 2008, Equitable Gas Company reached a settlement of its Pennsylvania rate case with the active parties that is expected to result in a $38 million annual revenue increase.  On January 20, 2009, a Pennsylvania Public Utility Commission (PA PUC) Administrative Law Judge issued an order recommending the rate case settlement.  The settlement is subject to the approval of the PA PUC, which is expected before March 31, 2009.

Other Business

2008 Capital Expenditures

Equitable invested $1,344 million in capital projects during 2008.  This included $701 million for well development, $594 million for midstream projects and $49 million for distribution infrastructure projects and other corporate items.

2009 Capital Budget

Equitable forecasts approximately $1.0 billion of capital expenditures for 2009.  This forecast includes $600 million for well development, $360 million for midstream projects and $40 million for distribution infrastructure projects and other corporate items.  The company affirms its natural gas sales forecast of 15% volume growth in 2009.

Equity Issuance

On May 12, 2008, the company completed a public offering of 8,625,000 shares of its common stock at an offering price to the public of $67.75 per share.  The proceeds from the offering were used to fund the drilling program and infrastructure projects.

Incentive Compensation Programs

The company has executive performance incentive compensation programs designed to align management’s long-term incentive compensation with the absolute and relative returns earned by the company’s shareholders.  The expense of these programs varies, based mainly on changes in Equitable’s stock price.  The reduction in stock price in 2008 resulted in a reversal of previously recorded compensation expense.  Executive incentive compensation expenses, including the reversal, totaled ($5.3) million; $85.6 million less than the $80.3 million recorded in 2007.  Fourth quarter incentive compensation expenses totaled $15.0 million; $3.1 million less than the $18.1 million reported last year.  Higher short-term incentive compensation partially offset the decrease in long-term incentive compensation in the quarter.

Loss on Investments

The company maintains funds to safely plug wells at the end of their useful lives.  The funds are invested in equity and fixed income mutual funds.  In the fourth quarter 2008, a $7.8 million loss was recognized, classified as an “other than temporary impairment of available for-sale securities,” to reflect the decline in value of these investments.

Hedging

The company reduced its net hedge position for 2010 - 2013 to reduce counterparty risk and working capital reserves for potential margin posting requirements.  The approximate volumes and prices of the company’s hedge position for 2009 through 2011 production are:

Swaps	2009	2010	2011
Total Volume (Bcf)	37	23	19
Average Price per Mcf (NYMEX)*	$5.91	$5.12	$5.10

Collars	2009	2010	2011
Total Volume (Bcf)	23	21	18
Average Floor Price per Mcf (NYMEX)*	$7.34	$7.29	$7.16
Average Cap Price per Mcf (NYMEX)*	$13.68	$13.51	$13.48

*The above price is based on a conversion rate of 1.05 MMbtu/Mcf

Operating Income

The company reports operating income by segment in this press release.  Both interest and income taxes are controlled on a consolidated, corporate-wide basis, and are not allocated to the segments.

The following table reconciles operating income by segment as reported in this press release to the consolidated operating income reported in the company’s financial statements:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
Operating income (thousands):
Equitable Production	$50,979	$57,163	$252,784	$202,019
Equitable Midstream	20,518	44,656	134,772	140,432
Equitable Distribution	21,652	2,785	59,859	34,541
Unallocated (expense) income	(11,625)	(10,672)	17,391	(65,319)
Operating income	$81,524	$93,932	$464,806	$311,673

Unallocated (expense) income consists of differences between budget and actual headquarters’ expenses, including incentive compensation.  For each period presented, the difference between equity in earnings of nonconsolidated investments as reported on the company’s statements of consolidated income and on Equitable Midstream’s operational and financial report is the earnings from the company’s ownership interest in Appalachian Natural Gas Trust.  Other segment financial measures identified in this press release are reconciled to the most comparable financial measures calculated in accordance with generally accepted accounting principles on the attached operational and financial reports.  Equitable also provides certain segment related operating information as additional information for its operating results in this press release.  Equitable’s management believes that the presentation of this segment information provides useful information to management and investors regarding the financial condition, operations and trends of each of Equitable’s segments without being obscured by the financial condition and trends for the other segments, or by the effects of corporate allocations of interest and income taxes.  In addition, management uses these measures for budget planning purposes.

Operating Cash Flow

Operating cash flow is presented because it is typically used as an indicator of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt. Net cash provided by operating activities includes changes in operating assets and liabilities related to the timing of cash receipts and disbursements which the company may not control.  These changes may not relate to the period in which the operating activities occurred. Operating cash flow should not be considered in isolation or as a substitute for net cash provided by operating activities prepared in accordance with generally accepted accounting principles.

The table below reconciles operating cash flow with net cash provided by operating activities.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
Net Income (thousands):	$33,495	$60,597	$255,604	$257,483
Add back (deduct):
Deferred income taxes	50,420	(38,365)	245,801	33,020
Depreciation, depletion, and amortization	39,731	27,876	136,816	109,802
Other items, net	9,481	(13,337)	6,686	(27,120)
Gain on sale of assets, net	-	(6,687)	-	(126,088)
Operating cash flow (thousands):	$133,127	$30,084	$644,907	$247,097
Add back (deduct):
Changes in margin deposits	26,238	1,340	$1,496	$(5,919)
Other changes in operating assets and liabilities	22,921	53,444	(137,246)	185,542
Net cash provided by operating activities (thousands)	$182,286	$84,868	$509,157	$426,720

Equitable’s conference call with securities analysts, which begins at 10:30 a.m. Eastern Time today, will be broadcast live via Equitable’s website, http://www.eqt.com and will be available for seven days.

Equitable Resources is an integrated energy company with emphasis on Appalachian area natural gas production, gathering, processing, transmission and distribution.  Additional information about the company can be obtained through the company’s web site, http://www.eqt.com;  Investor information is available on that site at http://ir.eqt.com.  Equitable Resources uses its web site as a channel of distribution of important information about the company, and routinely posts financial and other important information regarding the company and its financial condition and operations on the Investors web pages.

Equitable Resources management speaks to investors from time to time.  Slides for these discussions will be available online via Equitable’s website.  The slides may be updated periodically.

Reserve Details

The company released 2008 reserve estimates in a separate press release today, which contains estimates of proved, probable and possible reserves, as well as details regarding replacement costs and replacement ratios.

Cautionary Statements

At this time, the Securities and Exchange Commission (the “SEC”) permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. The company uses the terms “probable”, “possible”, “potential” and other descriptions of volumes of reserves that may be recoverable through additional drilling or recovery techniques that the SEC’s guidelines would prohibit us from including in filings with the SEC. These estimates are by their nature more speculative than estimates of proved reserves and, accordingly, are subject to substantially greater risk of being actually realized. Investors are urged to consider closely the disclosure in the company’s 2007 Form 10-K filed with the SEC, and in the company’s 2008 Form 10-K to be filed with the SEC, copies of which may be obtained from the company at 225 North Shore Drive, Pittsburgh, PA 15212, Attention: Corporate Secretary. You can also obtain the company’s Form 10-K from the SEC by calling 1-800-SEC-0330.

Disclosures in this press release contain forward-looking statements.  Statements that do not relate strictly to historical or current facts are forward-looking.  Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of plans, strategies, growth and anticipated financial and operational performance of the company and its subsidiaries, including guidance regarding the company’s drilling and infrastructure programs and initiatives, sales volumes, the rate case settlement, capital commitments and capital expenditures. These statements involve risks and uncertainties that could cause actual results to differ materially from projected results.  Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The company has based these forward-looking statements on current expectations and assumptions about future events.  While the company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, most of which are difficult to predict and many of which are beyond the company’s control. The risks and uncertainties that may affect the operations, performance and results of the company’s business and forward-looking statements include, but are not limited to, those set forth under Item 1A, “Risk Factors” of the company’s 2007 filed Form 10-K filed with the SEC.

Any forward-looking statement speaks only as of the date on which such statement is made and the company does not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

EQUITABLE RESOURCES, INC. AND SUBSIDIARIES

STATEMENTS OF CONSOLIDATED INCOME (UNAUDITED)

(Thousands except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007

Operating revenues	$408,878	$384,814	$1,576,488	$1,361,406
Cost of sales	173,492	168,779	645,136	574,466
Net operating revenues	235,386	216,035	931,352	786,940

Operating expenses:
Operation and maintenance	44,965	28,351	129,502	106,965
Production	20,103	14,189	80,068	62,273
Exploration	4,163	300	9,064	862
Selling, general and administrative	44,900	51,387	111,096	195,365
Depreciation, depletion and amortization	39,731	27,876	136,816	109,802
Total operating expenses	153,862	122,103	466,546	475,267

Operating income	81,524	93,932	464,806	311,673

Other than temporary impairment of available-for-sale securities	(7,835)	-	(7,835)	-
Gain on sale of assets, net	-	6,687	-	126,088
Gain on sale of available-for-sale securities	-	-	-	1,042
Other income	524	3,157	6,233	7,645
Equity in earnings of nonconsolidated investments	1,166	901	5,714	3,099
Interest expense	17,402	12,065	58,394	47,669
Income before income taxes	57,977	92,612	410,524	401,878
Income taxes	24,482	32,015	154,920	144,395
Net income	$33,495	$60,597	$255,604	$257,483

Earnings per share of common stock:
Basic:
Weighted average common shares outstanding	130,595	121,535	127,234	121,381
Net income	$0.26	$0.50	$2.01	$2.12

Diluted:
Weighted average common shares outstanding	131,298	122,884	128,106	122,839
Net income	$0.26	$0.49	$2.00	$2.10

EQUITABLE PRODUCTION

OPERATIONAL AND FINANCIAL REPORT

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007

OPERATIONAL DATA

Natural gas and oil production (MMcfe)	24,772	21,038	90,585	83,114
Company usage, line loss (MMcfe)	(1,672)	(1,652)	(6,577)	(6,035)
Total sales volumes (MMcfe)	23,100	19,386	84,008	77,079

Average (well-head) sales price ($/Mcfe)	$4.44	$4.77	$5.32	$4.59

Lease operating expenses, excluding production taxes ($/Mcfe)	$0.42	$0.27	$0.35	$0.31
Production taxes ($/Mcfe)	$0.38	$0.39	$0.52	$0.43
Production depletion ($/Mcfe)	$0.81	$0.70	$0.81	$0.70

Production depletion	$19,973	$14,755	$73,362	$58,264
Other depreciation, depletion and amortization	1,504	1,057	4,872	3,820
Total depreciation, depletion and amortization	$21,477	$15,812	$78,234	$62,084

Capital expenditures (thousands)	$207,811	$112,988	$700,745	$328,080

FINANCIAL DATA (Thousands)

Total operating revenues	$105,035	$95,447	$457,144	$364,396

Operating expenses:
Lease operating expense excluding production taxes	10,324	5,687	31,719	25,361
Production taxes	9,434	8,179	47,158	36,123
Exploration expense	4,163	301	9,064	862
Selling, general and administrative	8,658	8,305	38,185	37,947
Depreciation, depletion and amortization	21,477	15,812	78,234	62,084
Total operating expenses	54,056	38,284	204,360	162,377

Operating income	$50,979	$57,163	$252,784	$202,019

EQUITABLE MIDSTREAM

OPERATIONAL AND FINANCIAL REPORT

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007

OPERATIONAL DATA

Gathering and processing:
Gathered volumes (BBtu)	39,899	32,786	145,031	143,338
Average gathering fee ($/MMBtu)	$0.96	$0.85	$0.98	$0.84
Gathering and compression expense ($/MMBtu)	$0.39	$0.37	$0.37	$0.35
NGLs Sold (Mgal)	26,366	17,956	81,856	72,430
Average NGL sales price ($/gal)	$0.72	$1.30	$1.24	$1.07

Net operating revenues (thousands):
Gathering and processing	$40,057	$39,858	$175,641	$149,590
Transmission and storage	38,022	37,837	127,699	112,325
Total net operating revenues	$78,079	$77,695	$303,340	$261,915

Operating income (thousands):
Gathering and processing	$(4,025)	$19,196	$58,575	$65,003
Transmission and storage	24,543	25,460	76,197	75,429
Total operating income	$20,518	$44,656	$134,772	$140,432

Depreciation and amortization (thousands):
Gathering and processing	$8,480	$4,949	$25,575	$19,230
Transmission and storage	2,654	1,751	9,227	7,103
Total depreciation and amortization	$11,134	$6,700	$34,802	$26,333

Capital expenditures (thousands)	$161,046	$149,122	$593,564	$433,719

FINANCIAL DATA (Thousands)

Total operating revenues	$120,259	$176,372	$681,475	$591,608
Purchased gas costs	42,180	98,677	378,135	329,693
Total net operating revenues	78,079	77,695	303,340	261,915

Operating expenses:
Operating and maintenance	32,008	17,205	84,558	66,155
Selling, general and administrative	14,419	9,134	49,208	28,995
Depreciation and amortization	11,134	6,700	34,802	26,333
Total operating expenses	57,561	33,039	168,568	121,483

Operating income	$20,518	$44,656	$134,772	$140,432

Other income	$371	$3,025	$5,678	$7,253
Equity in earnings of nonconsolidated investments	$1,064	$791	$5,053	$2,648

EQUITABLE DISTRIBUTION

OPERATIONAL AND FINANCIAL REPORT

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007

OPERATIONAL DATA

Heating degree days (30 year average: Qtr - 2,070; YTD - 5,829)	2,120	1,802	5,622	5,332

Residential sales and transportation volume (MMcf)	7,836	6,959	23,824	23,494
Commercial and industrial volume (MMcf)	6,676	6,430	27,503	25,971
Total throughput (MMcf) - Distribution	14,512	13,389	51,327	49,465

Net operating revenues (thousands):
Residential	$33,343	$26,765	$105,059	$99,050
Commercial & industrial	13,176	11,355	46,394	42,558
Off-system and energy services	5,753	4,773	19,415	19,021
Total net operating revenues	$52,272	$42,893	$170,868	$160,629

Capital expenditures (thousands)	$13,608	$9,783	$45,770	$41,684

FINANCIAL DATA (Thousands)

Total operating revenues	$238,903	$168,578	$698,385	$624,744
Purchased gas costs	186,631	125,685	527,517	464,115
Net operating revenues	52,272	42,893	170,868	160,629

Operating expenses:
Operating and maintenance	11,768	11,348	44,161	41,613
Selling, general and administrative	12,212	23,773	44,793	64,454
Depreciation and amortization	6,640	4,987	22,055	20,021
Total operating expenses	30,620	40,108	111,009	126,088

Operating income	$21,652	$2,785	$59,859	$34,541